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EXHIBIT 12.1

PROVIDIAN CORPORATION AND SUBSIDIARIES
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                                      Years
Ended December 31

1994             1993           1992         1991
1990

(000's Omitted)
Earnings as Adjusted:
Pretax income from continuing operations
$440,472       $487,058       $452,027     $345,936
$224,712
Interest expense, excluding interest on
  banking deposits, annuities and other
  financial products
87,357         72,888         81,024       88,875
62,326
Portion of rent expense representing the
  interest factor
7,114          8,170          9,254        5,335
5,348
                                           Subtotal
534,943        568,116        542,305      440,146
292,386
Interest expense on banking deposits
61,920         54,025         64,472       86,999
96,440
                                           Subtotal
596,863        622,141        606,777      527,145
388,826
Interest expense on annuities and other
  financial products
754,708        682,960        704,147      756,918
709,668
                                              Total
$1,351,571     $1,305,101     $1,310,924   $1,284,063
$1,098,494

Fixed Charges:
Interest incurred, excluding interest incurred
  on banking deposits, annuities and other
  financial products
$87,357        $72,888        $81,024      $88,875
$62,326
Portion of rent expense representing the
  interest factor
7,114          8,170          9,254        5,335
5,348
                                           Subtotal
94,471         81,058         90,278       94,210
67,674
Interest incurred on banking deposits
61,920         54,025         64,472       86,999
96,440
                                           Subtotal
156,391        135,083        154,750      181,209
164,114
Interest incurred on annuities and other
  financial products
756,837        686,204        704,147      756,918
709,668
                                              Total
$913,228       $821,287       $858,897     $938,127
$873,782


Ratio of Earnings to Fixed Charges:
Excluding interest on banking
  deposits, annuities, and other
  financial products <F1>
5.7            7.0            6.0          4.7
4.3
Including interest on
  banking deposits <F2>
3.8            4.6            3.9          2.9
2.4
Including interest on banking
  deposits, annuities and other
  financial products <F3>
1.5            1.6            1.5          1.4
1.3


EXHIBIT 12.1 (CONTINUED)

COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


<F1> For the purpose of computing the ratio of earnings to
fixed charges,
     earnings have been calculated by adding to pretax income from continuing operations the amount of fixed charges reduced for capitalized interest and increased for amortization of previously capitalized interest.
     Fixed charges consists of interest on debt and a portion of net rental expense, approximately one-third, deemed to represent interest.

<F2> Computation of this ratio is the same as described in
note (1) above
     except that fixed charges also includes interest on banking deposits.

<F3> Computation of this ratio is the same as described in
note (1) above
     except that fixed charges also includes interest on banking deposits, annuities and other financial products.

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